EXHIBIT 17(h)
MERRILL LYNCH GLOBAL UTILITY FUND, INC. MERRILL LYNCH UTILITY INCOME FUND, INC.

Q.	Why am I receiving this proxy?
A.	As a shareholder of Merrill Lynch Utility Income Fund, Inc. (the Fund), you are being asked to consider a transaction in which your Fund will be acquired by another fund, Merrill Lynch Global Utility Fund, Inc. (Global Utility). This transaction is referred to in this question and answer sheet as the Reorganization. The Reorganization requires approval by the Fund’s shareholders.
Q.	Will the Reorganization change my privileges as a shareholder?
A.	Your rights as a shareholder will not change in any substantial way as a result of the Reorganization. In addition, the shareholder services available to you after the Reorganization will be substantially the same as the shareholder services currently available to you.
Q.	How will the Reorganization benefit shareholders?
A.	Shareholders should consider the following:

After the Reorganization, you will remain invested in a fund with a diversified portfolio of securities at least 65% of which are issued by utility companies.

After the Reorganization, you will be invested in a fund with an increased level of net assets, and a lower aggregate operating expense ratio.

Q.	Will the Reorganization affect the value of my investment?
A.	The value of your investment will not change.
Q.	Will I own the same number of shares of Common Stock of Global Utility after the Reorganization as I currently own of the Fund?
A.	No. You will receive shares of Common Stock of Global Utility with the same aggregate net asset value as the shares of Common Stock of the Fund that you own on the business day prior to the closing date of the Reorganization (the “Valuation Date”). The number of shares you receive will depend on the relative net asset values of the shares of Common Stock of the Fund and Global Utility on that date. For example, let us assume that you own 10 shares of Common Stock of the Fund. If the net asset value of the Fund’s Common Stock on the Valuation Date is $6 per share, and the net asset value of Global Utility’s Common Stock on the Valuation Date is $12 per share, you will receive 5 shares of Global Utility’s Common Stock in the Reorganization. The aggregate net asset value of your investment will not change. (10 Fund shares x $6 = $60; 5 Global Utility shares x $12 = $60).
Q.	If I have stock certificates, should I send them in now?
A.	No. If you have stock certificates, we will send you written instructions for their exchange after the Reorganization is completed.
Q.	What are the tax consequences for shareholders?
A.	The Reorganization is structured as a tax-free transaction so that the completion of the Reorganization itself will not result in federal income tax liability for you. The Fund and Global Utility have applied for a private letter ruling from the Internal Revenue Service with respect to the tax treatment of the Reorganization.
Q.	Who will manage the Surviving Fund after the Reorganization?
A.	Merrill Lynch Asset Management, L.P. currently serves as the manager for both the Fund and Global Utility and will remain the manager of Global Utility after the Reorganization. The portfolios of both the Fund and Global Utility are currently managed by Walter D. Rogers. After the Reorganization, Mr. Rogers will remain the portfolio manager of Global Utility. Mr. Rogers has been primarily responsible for the management of Global Utility’s portfolio since 1990.

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Q.	Will there be a Shareholders’ Meeting for the Fund?
A.	Yes. A Shareholders’ Meeting for the Fund will be held on June 27, 2000, at 800 Scudders Mill Road, Plainsboro, New Jersey at 10:00 a.m.
Q.	Why is my vote important?
A.	Approval of the Reorganization requires the affirmative vote of shareholders representing a majority of the Fund’s outstanding shares. For purposes of the vote, a quorum consists of one-third of the shares entitled to vote at the Meeting. The Board of Directors of the Fund urges every shareholder to vote. Please read all proxy materials thoroughly before casting your vote.
Q.	How can I vote?
A.	You may vote by signing and returning your proxy card in the enclosed postage-paid envelope. You may also vote your shares on the Internet at http://www.proxyvote.com. Or refer to the “800” number printed on your voting instruction form. On the Internet you will be asked for a control number that you received in your proxy mailing. You may also vote in person at the Shareholders’ Meeting. If you submitted a proxy by mail, by telephone or on the Internet, you may withdraw it at the Meeting and then vote in person at the Meeting or you may submit a superseding proxy by mail, by telephone or on the Internet.
Q.	Has the Fund retained a proxy solicitation firm?
A.	Yes. The Fund has hired Shareholder Communications Corporation to assist in the solicitation of proxies for the Meeting. While the Fund expects most proxies to be returned by mail, the Fund may also solicit proxies by telephone, internet, fax, telegraph or personal interview.
Q.	What if there are not enough votes to reach a quorum by the scheduled meeting date?
A.	In order to ensure that we receive enough votes, we may need to take further action. We, or our proxy solicitation firm, may contact you by mail or telephone. Therefore, we encourage shareholders to vote as soon as they review the enclosed proxy materials to avoid additional mailings or telephone calls. If enough shares are not represented at a Shareholders’ Meeting for the necessary quorum or the necessary quorum is present but there are not sufficient votes to approve the proposal by the time of a Shareholders’ Meeting on June 27, 2000, such Shareholders’ Meeting may be adjourned to permit further solicitation of proxy votes.
Q.	What is the Board’s recommendation?
A.	The Board of Directors of the Fund believes the Reorganization is in the best interests of the Fund and its shareholders. It encourages shareholders to vote FOR the Reorganization.

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